Exhibit 4.1

AMENDMENT NO. 1

TO

CLASS A ORDINARY SHARE PURCHASE WARRANT

CHANSON INTERNATIONAL HOLDING

THIS AMENDMENT NO. 1 TO CLASS A ORDINARY SHARE PURCHASE WARRANT (this “Amendment”), is entered into as of September 24, 2024 between Chanson International Holding, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”) and [      ] (the “Warrantholder”).

WHEREAS, the Company issued that certain Class A Ordinary Share Purchase Warrant, dated as of September 17, 2024 (the “Purchase Warrant”) to the Warrantholder; and

WHEREAS, the Warrantholder and the Company now desire to amend the Purchase Warrant as below.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. Except as otherwise indicated, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Purchase Warrant.

2. Amendment.

2.1 Amendment.

a. Section 2. f) of the Purchase Warrant is hereby deleted in its entirety.

b. Section 3. c) of the Purchase Warrant is hereby deleted in its entirety and replaced with the following:

“c) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3(a) above, if at any time the Company grants, issues or sells any Class A Ordinary Shares Equivalents or rights to purchase shares, warrants, securities or other property pro rata to the record holders of any class of Class A Ordinary Shares (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Class A Ordinary Shares acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Class A Ordinary Shares are to be determined for the grant, issue or sale of such Purchase Rights.”

c. Section 3. d) of the Purchase Warrant is hereby deleted in its entirety and replaced with the following:

“d) Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Class A Ordinary Shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, shares or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of Class A Ordinary Shares acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Class A Ordinary Shares are to be determined for the participation in such Distribution. To the extent that this Warrant has not been partially or completely exercised at the time of such Distribution, such portion of the Distribution shall be held in abeyance for the benefit of the Holder until the Holder has exercised this Warrant.”

2.2 No Other Amendments. The parties agree that all other provisions of the Purchase Warrant shall, subject to the amendments expressly set forth in Section 2.1 of this Amendment, continue unmodified, in full force and effect and constitute legal and binding obligations of the parties in accordance with their terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Purchase Warrant or any of the documents referred to therein. This Amendment forms an integral and inseparable part of the Purchase Warrant.

2.3 Effect of Amendment. This Amendment shall form a part of the Purchase Warrant for all purposes, and each party thereto and hereto shall be bound hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties.

2.4 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law principles thereof.

2.5. Execution. This Amendment may be authenticated in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may authenticate this Amendment by signing any such counterpart. This Amendment may be authenticated by manual signature or facsimile, .pdf or similar electronic signature, all of which shall be equally valid. The headings in this Amendment are for convenience of reference only and shall not alter or otherwise affect the meaning hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

Chanson International Holding

By:
Name: Gang Li
Title: Chief Executive Officer

Warrantholder

By:
Name:

[Signature Page to Amendment No. 1 to Purchase Warrant]

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